UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 29, 2011

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA		19341
(Address of Principal Executive Offices)		(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2011, ViroPharma Incorporated (“ViroPharma”) entered into an Exclusive License Agreement (the “Agreement”) with Intellect Neurosciences, Inc. (“Intellect Neurosciences”) and Intellect USA, Inc. (together with Intellect Neurosciences, “INS”) pursuant to which INS has granted ViroPharma an exclusive worldwide license and an exclusive sublicense of its rights pursuant to a license agreement with New York University (“NYU”) and South Alabama Medical Science Foundation (“SAMSF,” together with NYU, the “Universities”) to develop, manufacture, distribute, market and sell products containing indole-3-propionic acid, which INS refers to as OX1.

ViroPharma intends to develop a licensed product containing OX1 for the treatment of Friedreich’s Ataxia.

Pursuant to the Agreement, INS has agreed not to and not to grant to any third party rights to research, develop, market or sell any pharmaceutical, biological product or dietary supplement or food product containing OX1 and not to directly or indirectly research, develop, market or sell any pharmaceutical or biological product developed for certain agreed orphan disease indications, including Friedreich’s Ataxia. These limitations continue in effect for the term of the Agreement.

Under the terms of the Agreement, ViroPharma will make an initial upfront payment of $6.5 million to INS. Pending successful completion of a series of regulatory milestones in the United States and the European Union, ViroPharma may make further milestone payments to INS which could reach up to an additional $120 million.

ViroPharma will be responsible for development, manufacturing, clinical, regulatory, sales and marketing costs. This responsibility includes a commitment by ViroPharma to initiate a Phase II clinical trial within a specified time frame and, following review of data resulting from the Phase II clinical trial, submitting applications to the FDA and the EMA seeking orphan drug designation for licensed products. ViroPharma shall also use commercially reasonable efforts to develop and commercialize OX1.

Following regulatory approval, ViroPharma will pay INS a tiered royalty rate subject to annual net sales of licensed products and an additional royalty on net sales for the account of the Universities in connection with the sublicense of certain intellectual property. The tiered, aggregate royalties to INS and the Universities can be up to a maximum percentage of low teens, based on annual net sales.

The term of the Agreement will continue in effect on a licensed product-by-licensed product and country-by-country basis until the expiration of the last royalty obligation with respect to a licensed product in such country. Once the royalty obligation has terminated in a particular country, the license will become non-exclusive and fully paid-up with respect to licensed products in that country.

Either party may terminate the Agreement upon an uncured material branch of the other party. In addition, if ViroPharma determines that it is not feasible or desirable to develop or commercialize licensed products, it may terminate the Agreement in whole or on a product-by-product basis at any time upon ninety (90) days prior written notice to INS. In the event of a termination of the Agreement, other than ViroPharma’s termination of the Agreement for INS’s uncured material breach, INS will have an exclusive, perpetual, irrevocable, worldwide, royalty-bearing license to exploit the licensed products.

The description of the Agreement provided above is qualified in its entirety by reference to the full and complete terms of the Agreement, which will be filed as an exhibit to ViroPharma’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2011.

Item 8.01. Other Events.

On September 30, 2011, ViroPharma issued a press release announcing its entry into the Agreement. A copy of this press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description

	99.1	Press release dated September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: September 30, 2011	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary

Index of Exhibits

Exhibit Number	Description

99.1	Press release dated September 30, 2011.